Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2019, is between ROSS OPTICAL INDUSTRIES, INC. (“Seller”) and EDWARD ROSS ("Ross"), DIVAKER MANGADU ("Mangadu"), and STEELE JONES ("Jones") (collectively, “Shareholders”) on one hand, and Precision Optics Corporation, Inc. (“Purchaser”) on the other hand.

RECITALS:

A.            Seller is a Texas corporation organized in 1989, which is engaged in the business of the manufacture of scopes, lenses, and other optical products. One hundred percent of the capital stock of Seller is owned by Shareholders.

B.             Purchaser is a Massachusetts corporation organized in 1982, which is engaged in the business of developing and manufacturing advanced optical instruments.

C.            Seller intends to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser intends to purchase, acquire and accept from Seller the Assets in accordance with the terms and conditions of this Agreement.

TERMS OF AGREEMENT:

NOW, THEREFORE, FOR VALUE RECEIVED, the mutual covenants herein and other good and valuable consideration, the sufficiency of which is acknowledged by the Seller, Shareholders, and Purchaser hereby stipulate and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.   Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to a specified Person, any other Person or member of a group of Person acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in this Agreement, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as amended, including any Schedules and Exhibits attached hereto.

“Annual Earn-Out Tariff Increase” means the aggregate amount of tariffs assessed on goods imported from China by the Business over the applicable Earn-Out Period in excess of the aggregate amount of tariffs that would have been assessed if the tariff rate were equal to the Baseline Tariff Amount Percentage. Such Annual Earn-Out Tariff Increase will be recorded by Purchaser for the applicable Earn-Out Period.

1

“Assets” has the meaning given to it in Section 2.1.

“Assignment of Contract” has the meaning given to it in Section 6.4(g).

“Assignment of Lease” has the meaning given to it in Section 6.4(f).

“Assumed Liabilities” has the meaning given to it in Section 2.3.

“Assumed Debt Consideration” has the meaning given in Section 2.4(e).

“Balance Sheet” means the balance sheet included in the Financial Statements.

“Balance Sheet Date” means December 31, 2018.

‘Baseline Tariff Amount Percentage” means the rate of tariffs assessed on goods imported from China by the Business at December 31, 2018, which the parties agreed to be 10%.

“Business” means sales and manufacture of precision optical components and sub-assemblies (cementing, coating, and opto-mechanical assembly).

“Business Day” means any weekday on which nationally-chartered banks in Gardner, Massachusetts and El Paso, Texas are open for business.

“Business Information” has the meaning given in Section 5.4.

“Business Intellectual Property” has the meaning given in Section 3.11.

“Cash Consideration” has the meaning given to it in Section 2.4(a).

“Charter Documents” means (a) the certificate or articles of incorporation and the bylaws of a corporation, (b) the certificate of formation and partnership agreement of a partnership, (c) the certificate of formation and limited liability company agreement or operating agreement of a limited liability company and (d) the charter, formation and/or constitutional documents of any other legal entity, in each case including all amendments thereto.

“Claim” means any existing or threatened claim, demand, suit, action, investigation, proceeding or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative, and whether made by a Governmental Authority or any other Person), known or unknown, absolute or contingent, asserted or unasserted, under any theory, including, without limitation, contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Closing Date” has the meaning given to it in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all written, electronic, and oral contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registration, mortgages, bonds, notes, guarantees and other undertakings.

2

“Earnest Money Escrow Agreement” has the meaning given to it in Section 2.7.

“Earn-Out Consideration” has the meaning given to it in Section 2.4(b).

“Earn-Out Period” means, as the case may be, (i) July 1, 2019 to June 30, 2020, (ii) July 1, 2020 to June 30, 2021, or (iii) July 1, 2021 to June 30, 2022.

“Effective Date” means June 1, 2019.

“Effective Date Balance Sheet” means the Balance Sheet as of the Effective Date.

“Encumbrance” means any encumbrance, security interest, mortgage, deed of trust, lien, charge, pledge, option, right of first refusal or similar right, easement, restrictive covenant, Claim or restriction of any kind, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means each present and future Law, Order or Permit pertaining to (a) public health or safety, (b) the protection, preservation or restoration of the environment or natural resources or (c) the generation, production, use, storage, transportation, processing, release or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means the assets listed in Section 2.2 or, if necessary, in Schedule 2.2.

“Execution Date” means the date upon which the last party signs this Agreement.

“First Earn-Out Period” means July 1, 2019 to June 30, 2020.

“GAAP” means generally accepted accounting principles in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court (public or private).

“Gross Margin” means the difference between revenue and cost of goods sold divided by revenue.

“Hazardous Material” means any substance, material, contaminant, pollutant or waste presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law or regulated as such by any Governmental Authority including, without limitation, any industrial substance, petroleum (or any derivative or by-product thereof), radon, radioactive material, asbestos (or asbestos containing material), urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

3

“Intellectual Property” means all United States and foreign intellectual and industrial property, including patent applications, patents and any reissues or reexaminations thereof, trademarks, service marks, trademark/service mark registrations and applications, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, mask works, copyrights, moral rights of authorship, rights in designs, trade secrets, technology, inventions, discoveries, improvements, know-how, proprietary rights, computer software and firmware, internet domain names, specifications, drawings, designs, formulae, processes, methods, technical information, confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection.

“Interim Financial Statements” has the meaning given to it in Section 3.5.

“Knowledge” means whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as “to such Person’s Knowledge” or “Known to such Person,” or similar language it is intended by the Parties that the only information to be attributed to such Person is information actually or constructively known after reasonable investigation to (a) Shareholders in the case of an individual or (b) an officer as a result of his or her employment with Seller in the case of a corporation or other entity.

“Law” means any applicable law, statute, code, ordinance, rule or regulation promulgated by any Governmental Authority, including any policy having the force and effect of law, any rule of common law and any judicial or administrative interpretation thereof.

“Lease” means the lease agreement between Seller and Texzona Industries, Ltd., dated March 12, 2002, as amended from time to time.

“Legal Proceeding” means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity by or before any Governmental Authority.

“Liabilities” means all liabilities, obligations, commitments, liens, requirements, duties, or responsibilities, whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not resulting from a Claim or giving rise to a Loss.

“Losses” means all Liabilities, losses, damages, injuries, harm, diminutions in value, costs (including, without limitation, costs of investigation), fines, fees and expenses (including reasonable attorneys’ fees incident to any of the foregoing).

“Material Adverse Change” or “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets (each, taken as a whole) of the applicable Party in the aggregate (other than general economic, competitive or industry conditions which have not had nor might reasonably be expected to have a disproportionate effect on the Business), or (b) the ability of the applicable Party to consummate the transactions contemplated hereby on a timely basis.

“Maximum Aggregate Cap” has the meaning given to it in Section 3.15.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means the usual and ordinary course of business for Seller or the Business, consistent with past practice.

4

“Permit” means any written approval, consent, exemption, franchise, license, permit, waiver, registration, filing, certificate or other authorization required by Law to conduct any portion of the Business as currently conducted or as proposed to be conducted following this transaction, including without limitation all construction, installation and maintenance licenses and local health and fire permits pertaining to the physical facilities, manufacturing, equipment, staffing and records.

“Person” means any natural person, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal entity.

“Purchaser Documents” means this Agreement and each of the other agreements, certificates and instruments to be executed by Purchaser in connection with or pursuant to this Agreement.

“Qualifying Revenue” means revenues less returns.

“Retained Liabilities” has the meaning given to it in Section 2.9.

“Second Earn-Out Period” means July 1, 2020 to June 30, 2021.

“Seller Documents” means this Agreement and each of the other agreements, certificates and instruments to be executed by Seller, Shareholders, and/or by persons now employed by Seller in connection with or pursuant to this Agreement.

“Taxes” (including, with correlative meaning, the term “Tax”) means all taxes, charges, fees, levies, duties, penalties, assessments or other amounts imposed by or payable to any foreign, federal, state, local, foreign or other taxing authority or agency, including, without limitation, income, gross receipts, profits, windfall profits, gains, minimum, alternative minimum, estimated, ad valorem, value added, severance, stamp, customs, import, export, utility, use, service, excise, property, sales, transfer, franchise, payroll, withholding, social security, disability, employment, workers compensation, unemployment compensation and other taxes, and including any interest, penalties or additions attributable thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be prepared with respect to Taxes.

“Third Earn-Out Period” means July 1, 2021 to June 30, 2022.

“Third Party” means any Person other than Seller, Shareholders, Purchaser or any of their respective Affiliates.

“Three-Year Period” means the period beginning on July 1, 2019 and ending on June 30, 2022.

“United Bank” means United Bank of El Paso del Norte, El Paso, Texas.

“Working Capital” means net current Assets less any net current Assumed Liabilities, not including the Excluded Assets nor the Retained Liabilities, and is determined in accordance with GAAP.

“WOSC” means Wholly Owned Subsidiary Corporation.

5

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1.    Purchase and Sale of the Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free of all liens, claims, and encumbrances, expressly provided otherwise herein, all of the assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller and used in or related to the Business (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible or personal and wherever located and by whomever possessed, including, without limitation, all of the following assets, but excluding the Excluded Assets (collectively, the "Assets"):

(a)	all goods,

(b)	inventory,

(c)	supplies,

(d)	customer lists,

(e)	all rights existing under those purchase orders to purchase goods or products relating to the Business as listed on the attached Schedule 2.1(e) (collectively, the “Assigned Purchase Orders”),

(f)	raw materials,

(g)	equipment, including, but not limited to, any books, records and warranties to such equipment

(h)	tools,

(i)	machinery,

(j)	parts,

(k)	components,

(l)	computers, computer technology, and software and technology, including proprietary code, accounting and inventory software, data base and historical data base information,

(m)	furniture,

(n)	fixtures,

(o)	accounts, including the operating Business bank accounts,

(p)	accounts receivable as listed in Schedule 3.10.,

6

(q)	instruments,

(r)	notes receivable,

(s)	insurance policies, insurance proceeds,

(t)	cash, cash equivalents, funds on deposit, security deposits, documents of title,

(u)	leasehold interests, leasehold improvements,

(v)	Intellectual Property, including all technical information necessary to operate the Business and manufacture the products, including but not limited to designs, bills of materials, fabrication prints, assembly prints, work instructions, inspection reports and procedures, equipment manuals and similar documentation,

(w)	Contract rights,

(x)	Contracts,

(y)	Working Capital of no less than $1,068,000 as of the Effective Date,

(z)	Permits,

(aa)	records and books, including, without limitation, sales and property tax records and returns, sales records, employee personnel files or copies, documents and records related to the Software and the Equipment, supplier data and customer data, but excluding tax records and returns, accounting and financial records, and corporate minute book and stock records of Seller,

(bb)	telephone, facsimile numbers, and websites,

(cc)	Business Information,

(dd)	All revenue and results of operations from the Ordinary Course of Business from and after the Effective Date,

(ee)	trade names, including the name "Ross Optical Industries" and all variations or derivatives thereof, and

(ff)	goodwill.

Section 2.2.    Excluded Assets. The sale of the Assets by Seller to Purchaser pursuant to this Agreement will not include the following excluded assets listed in Schedule 2.2 (collectively, the “Excluded Assets”):

(a)	the U.S. patent no. 9,459,440B2 dated October 4, 2016,

(b)	the motor vehicles and the associated insurance policies, and

7

(c)	any amounts receivable to Seller from the Shareholders as of the Effective Date.

Section 2.3.   Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following liabilities (the “Assumed Liabilities”), and no other liabilities:

(a)            Trade Accounts Payable. Those certain trade accounts payable of Seller to Third Parties in connection with the Business that remain unpaid and are not delinquent as of the Effective Date only if included in the Effective Date Balance Sheet;

(b)            Employee Liabilities. Any accrued and unpaid bonus payments, commissions, vacation, sick leave or other liabilities related to employees of the Business as of the Effective Date only if included in the Effective Date Balance Sheet;

(c)	Lease. Certain liabilities arising under the Lease from and after the Effective Date;

(d)	fifty percent (50%) of the cost of the Stowe & Degon audit fee relating to the 2017 and 2018 financial statements of Seller; and

(e)	All liabilities incurred by the Business through the Ordinary Course of Business between the Effective Date and the Closing Date.

Section 2.4.    Purchase Price. Purchaser shall pay to Seller and Ross up to an aggregate purchase price for the purchase and sale of the Assets of two million USD ($2,000,000), (the “Purchase Price”) to be paid as follows:

(a)	On the Closing Date, Purchaser shall pay to Seller and Ross a total of one million five hundred thousand USD ($1,500,000) less one hundred thousand USD ($100,000) (the “Holdback Amount”), and crediting to Purchaser the Earnest Money paid in accordance with Section 2.7 (in total, the “Cash Consideration”);

(b)	The Cash Consideration will be paid directly as follows:

a.	Ross will receive $360,000 in cash, in exchange for his personal goodwill. Ross is a widely respected name in the Optics Industry worldwide, among customers and vendors. His name in association with this transaction provides a valuable endorsement to the Purchaser and its management.

b.	Ross will receive $15,000 in cash, in exchange for his agreement to enter into a non-compete with the Purchaser.

c.	Seller will receive the remaining $1,125,000 in cash.

(c)	Upon successful completion of the terms and conditions of an earn out as set forth in Section 2.5, Purchaser shall pay to Seller up to five hundred thousand USD ($500,000) (the “Earn-Out Consideration”).

8

Section 2.5      Earn-Out.

(a)	Earn-Out Payments. Upon the achievement of the applicable financial threshold for the applicable Earn-Out Period as set forth in Section 2.5(b), Purchaser shall pay to Seller an aggregate amount of up to five hundred thousand USD ($500,000), or up to one hundred sixty-six thousand six hundred sixty-seven USD ($166,667) for the First and Second Earn-Out Period and one hundred sixty-six thousand six hundred sixty-six USD ($166,666) for the Third Earn-Out Period (the “Annual Earn-Out Payment”), subject to reduction or offset under Section 2.5(c) and Section 2.5(e).

(b)	Financial Thresholds. The financial thresholds, which the Business must meet in order to receive one hundred percent (100%) of the Annual Earn-Out Payment during the First, Second and Third Earn-Out Period are as follows:

(i)	For the First Earn-Out Period, the Business must achieve an amount equal to or above [___] USD ($[___]) in Qualifying Revenue and a [___] percent ([___]%) Gross Margin;

(ii)	For the Second Earn-Out Period, the Business must achieve an amount equal to or above [___] USD ($[___]) in Qualifying Revenue and a [___] percent ([___]%) Gross Margin; and

(iii)	For the Third Earn-Out Period, the Business must achieve an amount equal to or above [___] USD ($[___]) in Qualifying Revenue and a [___] percent ([___]%) Gross Margin.

(iv)	Provided, however, that if the Business achieves for any Earn-Out Period:

(1) A product of applicable Qualifying Revenue and Gross Margin that exceeds or is equal to the product of the minimum required Qualifying Revenue and minimum required Gross Margin for the applicable Earn-Out Period as set forth above, then the Annual Earn-Out Payment for that Earn-Out Period shall be earned in full; or

(2) A product of applicable Qualifying Revenue and Gross Margin that is less than the product of the minimum required Qualifying Revenue and minimum required Gross Margin for the applicable Earn-Out Period as set forth above, then the Annual Earn-Out Payment shall be adjusted in accordance with Section 2.5(c).

(c)	Annual Earn-Out Payment Adjustments. For any applicable Earn-Out Period, the Annual Earn-Out Payment will be reduced as follows (rounded to the nearest full percent):

(i)	If the product of applicable Qualifying Revenue and Gross Margin is at least ninety percent (90%) but less than one hundred percent (100%) of the product of the minimum required Qualifying Revenue and minimum required Gross Margin for that Earn-Out Period as set forth in Section 2.5(b), the Annual Earn-Out Payment will be reduced to one hundred and twenty-five thousand USD ($125,000);

(ii)	If the product of applicable Qualifying Revenue and Gross Margin is eighty-five percent (85%) up to eighty-nine percent (89%) of the product of the minimum required Qualifying Revenue and minimum required Gross Margin for that Earn-Out Period as set forth in Section 2.5(b), the Annual Earn-Out Payment will be reduced to eighty-three thousand three hundred thirty-three USD ($83,333);

9

(iii)	If the product of applicable Qualifying Revenue and Gross Margin is eighty percent (80%) up to eighty-four percent (84%) of the product of the minimum required Qualifying Revenue and minimum required Gross Margin for that Earn-Out Period as set forth in Section 2.5(b), the Annual Earn-Out Payment will be reduced to forty-one thousand six hundred sixty-seven USD ($41,667); and

(iv)	If the product of applicable Qualifying Revenue and Gross Margin is less than eighty percent (80%) of the product of the minimum required Qualifying Revenue and minimum required Gross Margin for that Earn-Out Period as set forth in Section 2.5(b), Seller will not receive any portion of the Annual Earn-Out Payment.

(v)	If the product of applicable Qualifying Revenue and Gross Margin does not equal or exceed the product of the minimum Qualifying Revenue and minimum Gross Margin and a tariff rate exceeding the Baseline Tariff Percentage was imposed on the import of goods from China at any time during the Earn-Out Period (a “New Tariff”), the Parties agree that the Annual Earn-Out Tariff Increase divided by two (2) will be added to the product of the Qualifying Revenue and Gross Margin to determine the Earn-Out.

(d)	Procedures Applicable to Determination of Annual Earn-Out Payment. During the applicable Earn-Out Period, Purchaser shall prepare an annual statement setting forth the calculations necessary to determine the amount to be paid to Seller under this Section 2.5. Purchaser shall deliver such statements within thirty (30) calendar days of filing the annual report on Form 10-K for the applicable Earn-Out Period with the U.S. Securities and Exchange Commission. Seller will have ten (10) calendar days after the delivery of such annual statement to object, in writing and in compliance with Section 11.9, to such statement. Upon the expiration of the 10-day review period, Seller will be deemed to have accepted the calculations contained in such statement for the applicable Earn-Out Period. Purchaser shall pay the amount due to Seller under this Section 2.5 within sixty (60) calendar days after the statement is either accepted in writing by Seller or deemed accepted by Seller.

(e)	Right to Offset. Purchaser has the right to withhold and set off against any Annual Earn-Out Payment otherwise due hereunder the amount of any adjustments necessary for uncollectable accounts receivables, payments made by Purchaser in accordance with Section 2.9 below, unrecorded liabilities or other necessary adjustments, any Claim for indemnification or payment of damages to which Purchaser may be entitled under this Agreement or any other agreement entered into pursuant to this Agreement, provided however, there shall be no offset unless the adjustments necessary as described above cause the Working Capital of the Business on the Closing Date to fall below one million sixty-eight thousand USD ($1,068,000). For purposes of this Agreement uncollectable accounts receivable shall mean any receivable that cannot be collected within ninety (90) calendar days despite good faith efforts of the Purchaser. In the event that any accounts for which an offset is taken because of their being deemed uncollectable shall later be collected during the Earn-Out Period, the offset shall be reversed.

Section 2.6.   Closing. It is anticipated that the Closing will take place approximately one week after the Execution Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Trombly Business Law, PC, 1314 Main Street, Suite 201, Louisville, CO 80027, or at another place, time and date as mutually agreed upon by Purchaser and Seller. The date on which the Closing occurs is referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken, executed, and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. On the Closing Date, Seller shall deliver to Purchaser the Seller Documents, including the specific items set forth in Section 6.3 herein, and Purchaser shall deliver to Seller the Purchaser Documents, including the specific items set forth in Section 6.4 herein.

10

Section 2.7.    Earnest Money. Upon execution of this Agreement, within five (5) Business Days of the date of this Agreement, Purchaser shall deposit with Amy Trombly, Esq. (the "Earnest Money Escrow Agent") the sum of fifty thousand USD ($50,000) (the "Earnest Money"). To this end, Seller, Purchaser and the Escrow Agent shall enter into an Earnest Money escrow agreement (the “Earnest Money Escrow Agreement”). If and when Closing occurs, the Earnest Money shall be delivered by the Earnest Money Escrow Agent to Seller as part of the Cash Consideration of the Purchase Price. In the event Closing does not occur, and this Agreement is terminated by Seller, due to a breach of this Agreement by Purchaser which continues for more than thirty (30) days after written notice of default from Seller to Purchaser, then Purchaser shall cause the Earnest Money Escrow Agent to deliver the Earnest Money to Seller as liquidated damages, and not as a penalty, which will be Seller's sole and exclusive remedy. In the event Closing does not occur, or this Agreement is terminated, for any other reason whatsoever, including, without limitation, the failure to obtain audited Financial Statements as of December 31, 2018 and December 31, 2017, a breach of this Agreement by Seller or any of the Shareholders, failure of any contingency or condition precedent, then the Earnest Money will be delivered by the Earnest Money Escrow Agent to the Purchaser.

Section 2.8.    Holdback and Purchase Price Adjustment. On the Closing Date, Seller shall prepare and deliver to Purchaser a Balance Sheet of the Business as of the Effective Date in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the Balance Sheet Date (the “Effective Date Balance Sheet”). Purchaser shall have thirty (30) calendar days to review the Effective Date Balance Sheet and object in writing setting forth Purchaser’s objections in reasonable detail, indicating each disputed item or amount and the basis for Purchaser’s disagreement therewith to such Effective Date Balance Sheet. Upon the expiration of the 30-day review period, Purchaser will be deemed to have accepted the Effective Date Balance Sheet. If Seller does not agree with Purchaser’s objection, the parties shall promptly obtain an independent public accounting firm to resolve the dispute within another thirty (30) calendar days and share the costs of such audit equally. The independent auditor’s determination of the disputed amounts and their adjustments to the Effective Date Balance Sheet shall be conclusive and binding upon the parties hereto. Within three (3) Business Days of either Purchaser’s acceptance of the Effective Date Balance Sheet or a final determination of the Effective Date Balance Sheet by the independent auditor, Purchaser shall pay to Seller paid by wire transfer of immediately available funds to such account as is directed by Seller, the Holdback Amount, less, dollar by dollar (collectively the “Purchase Price Adjustments”),

(a)	any deficiency of the Working Capital of the Business on the Effective Date of less than $1,068,000;

(b)	any accrued and unpaid bonus payments payable to the Shareholders through the Effective Date that exceed the bonus amounts paid by Seller as determined by a formula used during the previous 12 months, and not including the value of vehicles bonused to Sellers; and

(c)	The net effect of any cash payments or receipts made by the Seller from the Effective Date to the Closing Date relating to Excluded Assets and Retained Liabilities.

If the aggregate amount of the Purchase Price Adjustments exceeds the Holdback Amount, Seller and Shareholders shall be jointly and severally liable to pay by wire transfer of immediately available funds to such account as is directed by Purchaser, the difference in cash to Purchaser within three (3) Business Days of finalization of the Effective Date Balance Sheet.

11

Section 2.9.     No Assumption of Seller’s Liabilities. Notwithstanding anything herein to the contrary, except for the Assumed Liabilities assumed, Purchaser is not assuming and shall not assume, or in any way undertake to pay, perform, satisfy, or discharge, any other debts, indebtedness, payables, or other amounts, judgments, claims, or other Liabilities of any kind due from Seller or any Shareholder (collectively, the “Retained Liabilities”), including without limitation, liabilities or obligations based on, arising out of or in connection with:

(a)	Any liabilities of Seller or any of the Shareholders arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, any related transaction documents, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)	Any defects in products sold or services performed by the Business or similar Claim prior to the Effective Date, or any express or implied warranty relating to any such products or services;

(c)	Any Contracts of Seller, or Seller’s defaults under any of Seller’s Contracts;

(d)	Any Taxes which are attributable or relating to Seller, or any Shareholder or Affiliate of Seller, or Shareholders, or to the Assets, the Assumed Liabilities, or the Business of Seller for any periods ending on or before the Effective Date, or which may be applicable to Seller because of Seller’s sale of the Business or any of the Assets to Purchaser (collectively the “Tax Obligations”);

(e)	Any note payable or account payable (i) to the extent not expressly assumed by Purchaser; (ii) which constitute intercompany payables owing to Affiliates of Seller or Shareholders; (iii) which constitute debt, loans or credit facilities to financial institutions, or other obligation to any Person;

(g)	Any Liabilities relating to or arising out of the Excluded Assets;

(h)	Any pending or threatened action arising out of, relating to or otherwise in respect of the operation of the Business or the Assets to the extent such action relates to such operation prior to the Closing Date;

(i)	Any benefit plan providing benefits to any present or former employee of the Business;

(j)	Subject to the provisions of Section 2.3(b) above, any present or former employees, officers, directors, retirees, independent contractors or consultants of the Business, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments accrued prior to the Effective Date;

(k)	Any environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(l)	Any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Assets issued by the Business’ customers to Seller on or before the Effective Date; (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(m)	Any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same) accrued prior to the Closing Date;

(n)	Any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

12

(o)	Any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order prior to the Closing Date;

(p)	Any fines, fees, late charges, interest or other charges due to any Governmental Authority as a result of reporting or failure to file reports through the Closing Date;

(q)	Any Liabilities arising out of bonus, profit or commission arrangements between the Seller and any of the Shareholders accrued prior to the Effective Date;

(r)	Any Liabilities associated with two term loans between the Seller and United Bank which are secured by the Assets and which have total outstanding principal balances of $456,557 as of December 31, 2018

(s)	Any Liabilities associated with a $150,000 line of credit between the Seller and United Bank which is secured by the Assets and which has a total outstanding principal balance of $110,000 as of December 31, 2018; and/or

(t)	Any Liabilities towards brokers listed on Schedule 3.23.

Except as provided in Schedule 2.9, at, and promptly after Closing, the Seller shall, and the Shareholders shall cause the Seller to, use the Cash Consideration of the Purchase Price to pay and otherwise satisfy all Seller’s Retained Liabilities. If any such Retained Liabilities are not so paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser’s use or enjoyment of the Assets or conduct of the Business previously conducted by Seller with the Assets, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but will have no obligation to do so) and will be promptly reimbursed by Seller for the amount paid by Purchaser. Alternatively, Purchaser may withhold from the Annual Earn-Out Payment any such payments made in the Purchaser’s sole discretion. Notwithstanding the foregoing, Purchaser, before electing to make any such payment directly, shall provide Seller written notice of such failure by Seller, and Seller shall have five (5) Business Days to either (i) make such payment, or (ii) provide written notice to Purchaser that Seller is contesting such payment in good faith. In the event Seller provides such notice of contest, Purchaser shall not make such payment of such Retained Liability unless such contest actually and materially impairs Purchaser’s use or enjoyment of the Assets or conduct of the Business.

Section 2.10. Allocation of Purchase Price. On the Closing Date, Seller and Purchaser shall allocate the Purchase Price among the Assets in accordance with the methodology set forth on Schedule 2.10, in a manner consistent with the Internal Revenue Code and the regulations thereunder, as agreed by their respective accountants, negotiating in good faith on their behalf. Such allocations shall be used by the Parties in preparing Form 8594, Asset Acquisition Statement, for Purchaser and Seller and all Tax Returns. Purchaser and Seller shall each file Form 8594, prepared in accordance with this Section 2.10, with the Tax Return for the period which includes the Closing Date. All allocations made pursuant to this Section 2.10 shall be binding upon the parties hereto and upon each of their successors and assigns, and the Parties shall report the transactions contemplated by this Agreement in accordance with such allocations. The Parties shall cooperate with one another with respect to the matters set forth in this Section 2.10.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material consideration for the payment by Purchaser of the Purchase Price, Seller and Shareholders, jointly and severally, represent and warrant to Purchaser the following are true and correct as of the date hereof and as of the Effective Date and the Closing Date:

13

Section 3.1.    Organization. Seller is a domestic for-profit corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. The Seller is duly qualified or authorized to do business as a foreign corporation, and is in good standing, under the Laws of California, Georgia, New Mexico and each other jurisdiction where the Seller is required to be so qualified or authorized. The Seller has full power and authority to own, lease and operate its properties and to conduct the Business.

Section 3.2.   Enforceability. Seller and Shareholders have full power and authority to execute and deliver the Seller Documents, to perform their respective obligations under the Seller Documents and to consummate the transactions contemplated by the Seller Documents. The execution and delivery by Seller and Shareholders of the Seller Documents, the performance by Seller and Shareholders of their respective obligations under the Seller Documents and the consummation by Seller and Shareholders of the transactions contemplated by Seller Documents have been duly authorized. This Agreement has been duly and validly executed and delivered by Seller and Shareholders and constitutes the legal, valid and binding obligation of the Seller and Shareholders enforceable against the Seller and Shareholders in accordance with its terms. As of the Closing, the Seller Documents other than this Agreement will be duly and validly executed and delivered by Seller and Shareholders that is a party thereto and, upon such execution and delivery, will constitute the legal, valid and binding obligations of the particular Seller enforceable in accordance with the respective terms, except as limited by provisions of creditor’s rights, bankruptcy law or principles of equity.

Section 3.3.    No Conflicts. The execution and delivery by Seller and Shareholders of the Seller Documents, the performance by Seller and Shareholders of their respective obligations under the Seller Documents and the consummation by Seller and Shareholders of the transactions contemplated by Seller Documents do not, and will not:

(a)            violate any provision of Law or any Permit;

(b)           violate any provision of the Charter Documents of Seller;

(c)           except as specifically described in Schedule 3.3(c), require any consent, waiver, approval, registration, Order, action or authorization of, declaration or filing with or notification to any Governmental Authority or other Person (whether pursuant to a Contract or otherwise), other than a consent, waiver, approval, authorization, declaration, filing or notification that has been obtained or made prior to the execution and delivery by Seller and Shareholders of this Agreement;

(d)           violate, conflict with, constitute a default under or breach any term, condition or provision of any Contract or Order (whether with the passage of time, the giving of notice or otherwise);

(e)            result in the termination of, give rise to a right of termination or cancellation of or accelerate the performance required pursuant to any contract to which the Seller is a party (whether with the passage of time, the giving of notice or otherwise); or

(f)            result in the creation of any Encumbrance with respect to any asset of the Seller.

Section 3.4     Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of Seller (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Seller), and the ownership thereof, is set forth in Schedule 3.4. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Seller has not issued any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any securities issued by Seller.

14

Section 3.5.    Financial Statements. Seller has provided to Purchaser (a) the audited balance sheets of Seller and its subsidiaries as of December 31, 2018 and December 31, 2017, and the related audited statements of operations, cash flows and shareholders’ equity of Seller for the annual periods then ended, including an unqualified opinion of an independent accounting firm (the "Financial Statements") and (b) the unaudited balance sheets of Seller and its subsidiaries as of the end of each month ended since December 31, 2017 through May 31, 2019 and the related statement of operations for the periods then ended (item (b), the “Interim Financial Statements”), which present fairly the financial position of Seller and the results of operations as of the dates and for the periods therein specified, and have been prepared in accordance with GAAP, consistently applied throughout the periods involved, subject, in the case of interim financial statements, to normal periodic adjustments in an amount and of a character not materially inconsistent with prior periods. The Financial Statements and Interim Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein, and have been prepared from the books and records of the Seller, which accurately and fairly reflect the consolidated financial condition and results of operations of the Seller as of the respective dates thereof and for the periods indicated.

Section 3.6.    Undisclosed Liabilities. The Seller has no Liabilities, including any Claims against Assets, other than as set forth or reflected on the Effective Date Balance Sheet.

Section 3.7.    Absence of Certain Developments. Since the Balance Sheet Date, the Business has been operated in the Ordinary Course of Business, has incurred no Liabilities other than in the Ordinary Course of Business and there has not been:

(a)            any Material Adverse Change, or the occurrence of any event that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change;

(b)           any change, not disclosed in the Financial Statements, in the accounting methods, practices or principles or cash management practices of Seller;

(c)           any revaluation of any of the Assets, including, without limitation, the write-down or write-off of notes, accounts receivable or inventory, other than in the Ordinary Course of Business;

(d)           any sale, assignment, transfer, distribution, mortgage or pledge of any of the Assets of Seller, except sales of inventory in the Ordinary Course of Business, or the placement of any Encumbrance on any of the Assets;

(e)           any failure to use commercially reasonable efforts to preserve Seller, to keep available to Seller the services of its key employees and to preserve for Seller the goodwill of its suppliers, vendors, customers and others having business relations with it;

(f)            any breach or default (or event that with notice or lapse of time would constitute a breach or default), acceleration, termination (or threatened termination), modification or cancellation of any contract to which Seller is a party;

(g)           any (i) increase in the compensation payable or to become payable by Seller to any of its employees, including, without limitation, any bonuses and/or commissions; (ii) adoption, amendment or increase in the coverage or benefits available under any Employee Benefit Plan or Benefit Arrangement or (iii) amendment or execution of any employment, deferred compensation, severance, consulting, non-competition, employee retention plan or similar agreement to which Seller is a party or involving an employee of Seller (other than employment terminable at will without penalty);

(h)           any termination of employment (whether voluntary or involuntary) of, or receipt or expectation of receipt of any resignation by, any key employee of the Business, or any termination of employment (whether voluntary or involuntary) of employees of Seller materially in excess of historical attrition in personnel;

15

(i)            except as specifically described in Schedule 3.7(i), any transaction between Seller and any Shareholder and/or Affiliate;

(j)            any cancellations or waivers of any Claims or rights of Seller of material value;

(k)           any execution of capital leases by Seller;

(l)            the incurrence of debt of any kind;

(m)          making or changing any election, changing any annual accounting period, adopting or changing any accounting method, filing any amended Tax Return, settling any Tax Claim or assessment relating to the Business, surrendering any right to claim a refund of Taxes, consenting to an extension or waiver of the limitation period applicable to any Tax Claim or assessment, or taking any other similar action, or omitting to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Business;

(n)           any declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of Seller’s capital stock;

(o)           any material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(p)           any other transaction, agreement or commitment entered into or affecting the Business or the Assets of Seller not made in the Ordinary Course of Business; or

(q)           any agreement or understanding to do, or resulting in, any of the foregoing.

(r)            any cash payments or receipts from the Effective Date to the Closing Date for amounts related to Excluded Assets or Retained Liabilities, which if made or received will be treated as an adjustment to the Holdback per Section 2.8(c).

Section 3.8.     Status of Business Assets.

(a)           Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances.

(b)           A true, correct, and complete list of the Assets as of the Closing Date is attached hereto as Schedule 3.8(b). No part of the Business of Seller and no asset, right or interest related to, or employed in or reasonably necessary for the conduct of the Business (other than the Leased Property defined below) is owned or held by any Person other than Seller; with the exception of certain Inventory consisting of glass lenses in an aggregate amount of less than ten thousand USD ($10,000) held by WOSC.

(c)           Seller’s tangible personal property Assets are in good condition and repair, ordinary wear and tear excepted, and are in good working order (where applicable) and have been properly and regularly maintained.

16

(d)           Seller does not own, or have any interests in or rights with respect to, any real property. Seller occupies its current facilities at 1410 Gail Borden, Suite A3, El Paso, Texas (the “Leased Property”) pursuant to the Lease between the Seller and Texzona Industries, Ltd. (the "Landlord"), dated March 12, 2002, as amended, and extended by documents described in the Landlord Estoppel Certificate (collectively, the "Lease"). With respect to the Leased Property:

(i)       Seller has afforded Purchaser a right to inspect and view the Leased Property. There are presently no pending or threatened condemnation actions or special assessments of any nature on the Leased Property or any part thereof, Seller has received no notice of any condemnation actions or special assessments being contemplated, and Seller and Shareholders do not have any Knowledge of any being contemplated. Seller and Shareholders have received no request, written or otherwise, from any Governmental Authority with regard to dedication of the Leased Property or any part thereof;

(ii)       Seller and Shareholders have received no notice of, and have no other Knowledge or information of, any pending or contemplated change in any regulation or private restriction applicable to the Leased Property or any part thereof, of any pending or threatened judicial or administrative action by adjacent landowners or other Persons or of any natural or artificial condition adversely affecting the Leased Property or any part thereof;

(iii)     there is no Legal Proceeding pending or threatened against or relating to any portion of the Leased Property;

(iv)     there are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief Laws contemplated by a pending or threatened action or suit against the Seller, any Shareholder, or the Leased Property;

(v)       no Person has, or at the Closing Date shall have, any right or option to acquire all or any portion of the Leased Property; and

(vi)     no portion of the Leased Property shall be subject at the Closing Date to any agreement (written or oral), except the Lease.

Section 3.9.     Status of Business Contracts.

(a)            Each of Seller’s Contracts is a valid and binding agreement of Seller and is in full force and effect and enforceable against each party thereto in accordance with its terms. All of the Business Contracts, together with all amendments, waivers or other changes thereto, as of the Closing Date are listed in Schedule 3.9. There has been no breach or default by any party (or event that with the passage of time, the giving of notice or both would constitute a breach or default) under any of Seller’s Contracts. The Seller thereto has performed all of the obligations required to be performed by it under each contract and is not in receipt of any notice of termination or written claim of default under any such of Seller’s Contracts. No party to any Seller Contract has threatened to, or notified Seller of any intention to, terminate or materially alter its relationship with Seller as a result of this Agreement or the consummation of the transactions contemplated hereby. To Seller’s and/or Shareholders’ Knowledge, no party to a Seller Contract intends to alter its relationship with Seller as a result of, or in connection with, the transactions contemplated by this Agreement.

(b)           Except for the Contracts listed in Schedule 3.9, Seller is not a party to, and no asset or property of Seller is bound by, any of the following types of Contracts:

(i)       Contracts (including mortgages) pursuant to which any Assets are subject to any Encumbrance;

(ii)       Contracts pursuant to which Seller is obligated to provide indemnification to any Third Party;

17

(iii)     Contracts (including consent decrees) that impose (or could by their terms impose) any material restrictions on the Business with respect to its geographical area of operations or scope or type of business;

(iv)     Contracts between Seller, on the one hand, and any Shareholder or Affiliate, on the other hand; and

(v)      Contracts not entered into in the Ordinary Course of Business.

Section 3.10.  Status of Business Accounts Receivable and Payable. (a) Schedule 3.10(a) sets forth all accounts receivable as of the Effective Date, including the name of the customer, the date of the invoice, and the age of the account receivable. All of the notes and accounts receivable of the Business are and will be, good and valid receivables, subject to no counterclaims, charge backs, deductions, credits. Set offs or offsets, are reflected in the Effective Date Balance Sheet or arose in the Ordinary Course of Business since the Effective Date Balance Sheet Date. All of such accounts receivable (net of any allowance for doubtful accounts reflected in the Effective Date Balance Sheet) are fully collectible in the Ordinary Course of Business and without recourse to any Legal Proceeding.

(b) Schedule 3.10(b) sets forth all accounts payable as of the Effective Date, including the name of the vendor, the date of the invoice, and the age of the account payable. All accounts payable of the Business arose in bona fide arms length transactions in the Ordinary Course of Business and no account payable is delinquent by more than sixty (60) days in its payment. Since the date of the Effective Date Balance Sheet, the Business has paid its accounts payable in the ordinary course and in a manner which is consistent with its past practices. As of the Effective Date, the Business has no account payable to any Person (other than accounts payable in the Ordinary Course of Business which are not material in the aggregate) which is an Affiliate of the Business or any of its directors, officers, employees or stockholders.

Section 3.11.   Status of Business Intellectual Property.

(a)           Extent of and Title to Intellectual Property. Schedule 3.11(a) contains a complete and correct list of all of the Intellectual Property that is or has been used, held for use or is reasonably necessary for use in the Business or by Seller (the “Business Intellectual Property”). Seller possesses and either owns, is licensed under or has the valid right to use all of the Business Intellectual Property. The Business Intellectual Property owned by the Seller is not subject to any outstanding option, license or agreement of any kind, and is owned free and clear of all Encumbrances. All Business Intellectual Property licensed to Seller has been licensed pursuant to agreements that are set forth on Schedule 3.9. All Business Intellectual Property that is neither owned by Seller nor licensed by Seller is in the public domain.

(b)           Registered Intellectual Property. Schedule 3.11(b) sets forth a correct and complete list of all of the following Business Intellectual Property, and indicates whether it is owned or licensed by Seller: (a) trademark and service mark registrations and applications for registration; (b) patents and pending patent applications; (c) copyright registrations and applications for registration and (d) trade names. All of the Business Intellectual Property issued by, registered with, or filed with a U.S. or foreign patent, trademark or copyright office has been duly issued by, registered with or duly filed in such office, as the case may be, and has been properly processed, maintained and renewed in accordance with all applicable provisions of applicable Law in the applicable country.

(c)           No Restrictions on Transfer. No Business Intellectual Property is subject to any outstanding Order, Contract or other Liability restricting in any manner the use thereof by the Business or Seller.

(d)           No Infringement by Third Parties. There is no unauthorized use, infringement or misappropriation of any Business Intellectual Property by any Person, including, without limitation, any current or former shareholder, director, officer, employee, consultant or other agent of Seller.

18

(e)           No Infringement by the Business. No Person has asserted, or threatened to assert, any Claim with respect to the Business Intellectual Property, including any claim of ownership of or infringement by the Business Intellectual Property. There is no reasonable basis for any bona fide Claim (i) to the effect that the Business as presently conducted or Seller infringes, violates or misappropriates any Intellectual Property of any other Person; or (ii) challenging the ownership, validity, enforceability or effectiveness of any of the Business Intellectual Property or any license.

(f)            Reasonable Safeguards Taken. Seller has taken reasonable precautions to protect its rights in and to the Business Intellectual Property, including maintaining the confidentiality of trade secrets, pending patent applications, know-how and other confidential Business Intellectual Property. Seller has not taken, or failed to take, any action that would preclude or hinder the protection or enforcement of the Business Intellectual Property.

(g)           No Competitive Intellectual Property. Except as specifically described in Schedule 3.11(g), no Shareholder, director, officer, employee, consultant or other agent of Seller owns any rights in Intellectual Property that are directly or indirectly competitive with those owned or to be used by Seller or derived from or in connection with the conduct of the Business.

Section 3.12.   Insurance. All of the material Assets of the Business are insured for the benefit of Seller, and will be so insured through the Closing Date, in amounts and against risks that are customary for the type of business conducted by Seller for a similar property with customary deductibles and retained amounts. Set forth on Schedule 3.12 is a complete and accurate list and description of all insurance policies, including fire, liability, product liability, errors and omissions, workers’ compensation, health and other forms of insurance, currently issued to Seller with respect to its business, properties or assets. With respect to each insurance policy, the policy is legal, valid, binding and in full force and effect, and Seller is not in default under the respective policy. There are no claims by Seller pending under any such policies and Seller has not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims.

Section 3.13.   Employees.

(a)           Schedule 3.13 lists the name and address of each officer and employee of Seller and each consultant to Seller and whether or not their employment is terminable at will. Schedule 3.13 also sets forth, for each such Person, their date of employment, current job title or relationship to Seller, the aggregate annual cash compensation paid to such Person by Seller, a description of all bonus, commission or benefit plans applicable to such Person and the date and amount of their last increase in compensation. Schedule 3.13 shall also describe past practices with regards to bonuses and commissions.

(b)           Seller is not a party to any labor, union or collective bargaining agreement and there are no labor, union or collective bargaining agreements that pertain to any employee of Seller. There is no organizing activity (including any demand for recognition or certification proceeding pending with the National Labor Relations Board) involving any employees of Seller by any labor organization or group of employees presently pending or threatened. No strike, work stoppage, lockout, labor grievance or other labor dispute is presently pending or threatened against Seller, and no such strike, work stoppage, lockout, labor grievance or other labor dispute has ever occurred.

(c)           Seller is and has been in material compliance with all Laws relating to employment or labor, including, without limitation, the Occupational Safety and Health Act.

(d)           Except as set forth in Schedule 3.13, Seller does not have any oral or written agreements or understandings to provide its employees pay raises, bonuses, stock options or other compensation benefits.

(e)           Except as set forth in Schedule 3.13, Seller does not have any employment agreements with its employees.

19

Section 3.14.   Employee Benefits.

(a)           Except as disclosed in Schedule 3.14(a), there are no material, written “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained by Seller or to which Seller contributed or is obligated to contribute for current or former employees (collectively, the “Employee Benefit Plans”). There are no contracts providing for employment or severance, or plan or arrangement providing for insurance coverage, severance, termination or similar coverage. Any written compensation policies and practices maintained by Seller covering any employee or former employee that is not an Employee Benefit Plan (a “Benefit Arrangement”) is listed on Schedule 3.14(a), and true, correct and complete copies thereof have been made available or delivered to Purchaser by Seller.

(b)           Except as disclosed in Schedule 3.14(b), Seller does not maintain and has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Benefit Plan that provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.

(c)           Except as disclosed in Schedule 3.14(c), there are no employee pension plans (as defined in Section 3(2) of ERISA) of Seller (the “Employee Pension Plans”).

Section 3.15.  Compliance with Law. Seller is, and at all times has been, in compliance with all Laws relating to the conduct of the Business, including, without limitation, all Laws relating to occupational health and safety, product quality, tax, safety, and employment and labor matters, except where such non-compliance does not result in costs, damages, fines or other expenses in the aggregate exceeding the Maximum Aggregate Cap. The parties understand and agree that Seller may have some instances of immaterial non-compliance with certain laws and regulations that might result in fees, damages, fines, costs of compliance (including legal, accounting, regulatory or other professional fees) or other expenses. In such instances, the Purchaser will not invoke its rights under this Agreement as long as the total aggregate of all such instances of immaterial non-compliance does not exceed, in total, $10,000 (the “Maximum Aggregate Cap.”).

Section 3.16. Permits. Seller has all Permits necessary for the conduct of the Business, all such Permits are in full force and effect and Seller is in compliance with the requirements of all such Permits. No loss or expiration of any Permit is pending, threatened or reasonably foreseeable, other than expiration of Permits that may be renewed in the Ordinary Course of Business without lapsing. Schedule 3.16 contains a list of all Permits of Seller.

Section 3.17.   Environmental Matters.

(a)           Legal Compliance. The Business is now and has always been conducted in compliance with all Environmental Laws. Seller has never generated, produced, used, stored, transported, processed, released or disposed of any Hazardous Materials, in any quantity, except in compliance with all Environmental Laws, except where such non-compliance does not result in costs, damages, fines or other expenses in the aggregate exceeding the Maximum Aggregate Cap.

(b)           Absence of Certain Hazardous Materials. To the Knowledge of Seller and Shareholders, the Leased Premises does not contain any Hazardous Materials in amounts exceeding the levels permitted by Environmental Laws.

(c)            No Claims or Proceedings. Seller is not subject to any pending Claim or Legal Proceeding investigating, asserting or alleging the violation of any Environmental Law. Neither Seller, nor any of its properties and assets, are subject to any Liability relating to any Claim or Legal Proceeding, any settlement thereof or any Order asserted, arising under or relating to any Environmental Law. There are no environmental conditions regarding the Business or the Assets of Seller that could reasonably be anticipated to (i) form the basis of any material Claim against the Assets or Seller, or (ii) cause the Business or the Assets to be subject to any material restriction on ownership, occupancy, use or transfer under any Environmental Law.

20

(d)           No Notices or Threats of Liability. Seller has not received any notice, demand letter or request for information from any Governmental Authority or other Person indicating, asserting or alleging that Seller is or has been in material violation of any Environmental Law, may be liable under any Environmental Law or may be a potentially responsible party at any Superfund site. No Governmental Authority or other Person has threatened to initiate any Claim, Legal Proceeding or investigation relating to the violation or possible violation of any Environmental Law by Seller.

(e)           Environmental Reports. No reports have been filed, or are required to be filed, by Seller relating to the Business or any of its properties or assets, concerning the release of any Hazardous Material or the threatened or actual violation of any Environmental Law. All existing, tangible environmental investigations, studies, audits, tests, reviews and other analyses regarding compliance or noncompliance with any Environmental Law by Seller, the Business, or the Leased Property have been delivered to Purchaser prior to the date hereof.

Section 3.18.  Legal Proceedings. There are no Legal Proceedings, pending or threatened. None of the Assets are subject to or bound by any Order currently in effect.

Section 3.19.   Taxes.

(a)           Except as disclosed in Schedule 3.19, Seller has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it and (ii) timely paid (or there has been paid on its behalf) all Taxes due or claimed to be due from it by any taxing authority. There are no liens for Taxes upon the Assets except for statutory liens for current Taxes not yet due.

(b)           All Tax Returns previously prepared are correct and complete in all material respects.

(c)           Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.

(d)           No federal, state, local or foreign audits or other administrative proceedings or court proceedings (the “Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of Seller, and Seller has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from, or with respect to, Seller or any Tax Return filed by or with respect to Seller.

(e)            There is no material dispute or Claim concerning any Tax liability of the Business either claimed or raised by any Governmental Authority or as to which Seller or any of the Shareholders has Knowledge.

(f)            The Seller and Shareholders acknowledge that they are responsible for seeking their own tax advice and that the Purchaser has not provided any corporate or individual tax advice regarding this Agreement, transactions contemplated by this Agreement or the impact of this Agreement on any individuals. The Seller and Shareholders have sought such tax advice as they deem necessary.

Section 3.20.   Related Party Transactions. There are no inter-company receivables or payables between Seller, on the one hand, and any related party, on the other hand, except as reflected in the Financial Statements.

Section 3.21.   Foreign Registrations/Assumed Names. Schedule 3.21 sets forth a list of each of the jurisdictions in which Seller is duly registered and authorized to conduct its business and/or has registered any assumed names.

21

Section 3.22.  Subsidiaries and Investments. Seller does not own, directly or indirectly, any stock, partnership interest or joint venture interest in, or any security or debt or equity interest issued by, any Person, or any option or right to acquire any of the foregoing.

Section 3.23.  Brokers’ Fees. Except as listed in Schedule 3.23, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.24. No Misrepresentations. The representations, warranties and statements made by Seller and Shareholders in or pursuant to this Agreement and/or in the documents, information, data, and other materials provided to date by Seller or Seller to Purchaser as part of the due diligence process of Purchaser or otherwise, are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading. Seller and Shareholders have disclosed to Purchaser all facts and information material to the proposed purchase of the Assets hereunder, and to the assets, liabilities, obligations, status, and value of Seller, that are Known to Seller or Shareholders.

Section 3.25. Loans and Indebtedness. Schedule 3.25 represents a true, correct, and complete list of all loans and indebtedness (other than accounts payable) owed by Seller as of the date of this Agreement, and the current balances and payment terms thereof.

Section 3.26. Inventory. Except as specifically described in Schedule 3.26, all of the inventory of the Business reflected on the Effective Date Balance Sheet, whether located on the premises of the Business or elsewhere on the Effective Date, will consist of the quantity and quality usable and saleable in the ordinary Course of Business, are not damaged or defective and are merchantable. All Inventory is owned by the Business free and clear of all Encumbrances, and no Inventory is held on a consignment basis. All of the inventory of the Business will be properly reflected on the Effective Date Balance Sheet, books and records and will not be the subject of any counterclaim, charge back, deduction, credit, set off or offset. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 3.27. Product Warranty; Product Liability. No product of the Business manufactured, sold, licensed, leased or delivered to any party is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, other than statutory warranties. Within the three years prior to the Closing Date, there have been no breaches of any warranty of any product of the Business manufactured, sold, licensed, leased or delivered to any party that have resulted in a Material Adverse Effect on the Business. There is no existing Liability, Claim or obligation arising from or alleged from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Business.

Section 3.28. Customers and Suppliers. (a) Schedule 3.28(a) sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 3.28(a), Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Schedule 3.28(b) sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 3.28(b), Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

22

Section 3.29.  Compliance with Money Laundering Laws. The operations of the Business are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Business is subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or Governmental Authority, or body or any arbitrator involving the Business with respect to the Money Laundering Laws is pending or threatened.

Section 3.30.  Off-Balance Sheet Arrangements. There are no transactions, arrangements and other relationships between and/or among the Seller, and/or, to the Knowledge of the Seller, any of its Affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity (each, an “Off Balance Sheet Transaction”) that could reasonably be expected to affect materially the Business’ liquidity or the availability of or requirements for its capital resources, including those Off Balance Sheet Transactions described in the Commission’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33-8056; 34-45321; FR-61).

Section 3.31.  OFAC. (i) Neither the Business nor any director, officer, employee, agent, Affiliate or representative of the Business, is a government, individual, or entity (in this Section 3.31, “Person”) that is, or is owned or controlled by a Person that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”). The Business represents and covenants that for the past five (5) years, it has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following are true and correct as of the date hereof and as of the Closing Date:

Section 4.1.    Organization. Purchaser is a domestic for-profit corporation, duly organized, validly existing and in good standing under the Laws of the State of Massachusetts. Purchaser is duly qualified or authorized to do business as a foreign corporation and is in good standing under each jurisdiction where Purchaser is required to be so qualified or authorized.

Section 4.2.   Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and each of the other agreements, certificates and instruments to be executed by Purchaser in connection with or pursuant to this Agreement (collectively, and together with this Agreement, the “Purchaser Documents”), to perform its obligations under Purchaser Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery by Purchaser of Purchaser Documents, the performance by Purchaser of its obligations under Purchaser Documents and the consummation by Purchaser of the transactions contemplated by Purchaser Documents have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. As of the Closing, the other Purchaser Documents will be duly and validly executed and delivered by Purchaser and, upon such execution and delivery, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

23

Section 4.3.    No Conflicts. The execution and delivery by Purchaser of Purchaser Documents, the performance by Purchaser of its obligations under Purchaser Documents and the consummation by Purchaser of the transactions contemplated by Purchaser Documents do not, and will not, (a) violate any provision of Law, (b) violate any provision of the Charter Documents of Purchaser or (c) require any consent, waiver, approval or authorization of, declaration or filing with or notification to any Governmental Authority or other Person (whether pursuant to a contract or otherwise), other than a consent, waiver, approval, authorization, declaration, filing or notification that has been obtained or made prior to the execution and delivery by Purchaser of this Agreement.

Section 4.4.    Legal Proceedings. There are no Legal Proceedings pending or threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS APPLICABLE TO PERIOD PRIOR TO CLOSING

Section 5.1.    Conduct of the Business Pending the Closing. (a) Except as otherwise expressly contemplated by this Agreement or consented to by Purchaser in writing, from the date of this Agreement until the Closing Date, Seller shall operate the Business in the Ordinary Course of Business consistent with past practices and use reasonable best efforts to maintain and preserve intact its current Business organization, operations and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(i) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Assets;

(ii) pay the debts, Taxes and other obligations of the Business when due;

(iii) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(iv) maintain the Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(v) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(vi) defend and protect the properties and assets included in the Assets from infringement or usurpation;

(vii) perform all of its obligations under all Contracts;

(viii) maintain the books and records in accordance with past practice;

(ix) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Assets; and

(x) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.7 to occur.

(b) From the date hereof until the Closing Date, Seller shall promptly notify Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;

24

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.

Purchaser’s receipt of information pursuant to this Section 5.1 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Schedules.

Section 5.2.    Acquisition Proposals. Shareholders and Seller will not, directly or indirectly, initiate, solicit or encourage any Third Party to make, or facilitate (including by the provision of information regarding Seller), entertain, discuss or negotiate, or endorse, accept or enter into any agreement with respect to, any proposal for an acquisition. Seller and Shareholder will promptly notify Purchaser of all relevant terms of any inquiry or proposal received by them or any related Person, or any of their agents or representatives relating to an acquisition and, if such inquiry or proposal is in writing, Seller and Shareholders will promptly deliver a copy of such inquiry or proposal to Purchaser.

Section 5.3.     Access to Information.

(a)           Prior to the date of this Agreement and the Closing Date, Purchaser will be entitled, through its authorized officers, employees and representatives (including, without limitation, its legal counsel, accountants, investment bankers and other representatives) (collectively, the “Purchaser Representatives”), to: (a) have reasonable access to Seller’s directors, officers, employees, agents, assets and properties, as well as all relevant books, records and documents of or relating to the Business, (b) such information, financial records and other documents relating to Seller as any Purchaser Representative may reasonably request, (c) make extracts and copies of any such books, records, documents and information and (d) have reasonable access to Seller’s accountants, auditors, customers and suppliers for consultation or verification of any information. In this regard, Purchaser shall have (at least read-only) remote 24/7 Internet access to Seller's accounting software and data; otherwise, Purchaser’s investigation and examination will be conducted during regular business hours, under reasonable circumstances and upon reasonable prior notice to Seller. Purchaser will not contact, directly or indirectly, any employee, customer or vendor of Seller to discuss the transactions contemplated by this Agreement, or any other subject related thereto, without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. At a time (within the thirty (30) calendar days immediately preceding the Closing) and place mutually agreeable to Purchaser and Seller, Seller shall arrange for face-to-face meetings between Purchaser and senior employees of Seller, and for group meetings between Purchaser and other employees of Seller, for the purpose of introducing such employees to Purchaser. Seller shall use commercially reasonable efforts to cause all such Persons to cooperate with Purchaser Representative(s) in such an investigation and examination. No disclosure by Seller or Shareholders whatsoever during any investigation by Purchaser will in and of itself cure any breach of any warranty or representation of Seller or Shareholder set forth in this Agreement.

(b)           For a period of up to two (2) years after the Closing Date, Seller has a right of access during business hours to historical files and computer records relating to the Business as reasonably necessary, in Seller's opinion, to properly prepare or defend tax returns (including employment tax returns), or prepare for or defend a tax audit. Purchaser agrees to provide written notice to Seller of the location of the historical files and computerized records of Seller. During the two (2) year access period, historical files and computerized records of Seller shall not be destroyed by Purchaser without first offering same to Seller.

25

Section 5.4.    Confidentiality. From and after the date of this Agreement, Seller and Shareholders shall, (a) maintain the confidentiality of the Business Information (as defined below), (b) not, directly or indirectly, (i) transfer or disclose any Business Information to any Third Party; (ii) use any Business Information; or (iii) take any other action with respect to the Business Information that is inconsistent with the confidential and proprietary nature thereof. “Business Information” means all information and materials relating to Seller or the Business, whether in oral, written, graphic or machine-readable form, that is proprietary in nature, including, without limitation, all specifications, user, operations or systems manuals, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other information related to Seller or the Business; provided, however, that “Business Information” will not include any of the foregoing that is then in the public domain through no fault of Seller or any Shareholders.

Section 5.5.    Public Announcements. None of Seller, Shareholders, Purchaser or their respective related Persons, agents and representatives shall issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written approval of the other Parties to this Agreement, except as required by Law.

Section 5.6.    Supplemental Disclosure. Seller and Shareholders shall promptly supplement or amend any disclosures made pursuant to this Agreement with respect to any matter that arises or is discovered after the date hereof.

ARTICLE VI

CONDITIONS PRECEDENT TO ASSETS OBLIGATIONS/CLOSING DELIVERIES AND STIPULATIONS

Section 6.1.    Conditions to Obligations to Close Transaction. The obligations of Purchaser to consummate the purchase of the Assets on the Closing Date, as well as the obligations of Seller to consummate the sale, transfer and assignment to Purchaser of the Assets on the Closing Date is subject to the satisfaction of the following conditions (any or all of which may be waived by Purchaser or Seller, respectively, at or prior to the Closing):

(a)            All representations and warranties of Purchaser and Seller contained in this Agreement must be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date, and Purchaser and Seller and Shareholders must have performed and complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(b)           All consents, approvals, Orders or authorizations of Governmental Authorities and other Persons (whether pursuant to Permits, Contracts or otherwise) necessary for the consummation of the transactions contemplated by this Agreement must have been obtained and all notices to Governmental Authorities and other Persons (whether pursuant to Permits, Contracts or otherwise) necessary for the consummation of the transactions contemplated by this Agreement must have been given;

(c)            There must not be pending any injunctions or other litigation against or by Purchaser, Shareholders, or Seller that affect this transaction; and

(d)           There must not have occurred any Material Adverse Change to the Assets, Business, Liabilities, Contracts, financial condition, operating results, customer relations, employee relations, business prospects, cash flow or net worth prior to the Closing Date.

26

Section 6.2.     Non-Competition/Non-Solicitation.

(a)           Non-Competition. For a period of five (5) years after the Closing Date, Seller, Ross and/or Jones, nor any of their affiliates, will not, anywhere in the United States of America, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of sales and manufacture of precision optical components and sub-assemblies (cementing, coating, and opto-mechanical assembly) (a “Competing Business”), provided, however, that Seller and Shareholders may (i) engage in the manufacture of riflescopes, binoculars and other equipment related to commercial and Military Arms as defined in the United States Munitions List (“USML”), and (ii) purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any such Competing Business (but may not otherwise participate in the activities of such Competing Business), and (iii) engage in the sale of certain Inventory held by WOSC.

(b)           Non-Solicitation and Non-Hire. For a period of five (5) years after the Closing Date, Seller, Ross and/or Jones will not, directly or indirectly: (i) solicit the business of any Person who is a customer of Purchaser or its Affiliates for the purpose of a Competing Business; (ii) cause, induce or attempt to cause of induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser or its Affiliates to cease doing business with Purchaser or its Affiliates, to deal with any competitor of Purchaser or its Affiliates or in any way interfere with its relationship with Purchaser or its Affiliates, all of the foregoing solely as it relates to the Business; or (iii) hire, retain or attempt to hire or retain any employee of Purchaser or its Affiliates (current, or former if such Person was an employee or independent contractor in the twelve-month period prior to the relevant time period) or in any way interfere with the relationship between Purchaser or its Affiliates and any of its employees or independent contractors. Notwithstanding the foregoing not any other provision herein to the contrary, nothing in item (iii) above shall prohibit the recruiting or hiring or any individual that is recruited or hired in response to any “help wanted” general advertisement or other general solicitation seeking employees, whether made on a national, local or regional basis.

(c)           Modification of Covenant. If a final judgment of a court of tribunal of competent jurisdiction determined that any term of provision contained in Section 6.2(a) or Section 6.2(b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Business and the Assets.

(d)           Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 6.2 is an inadequate remedy. In recognition of the irreparable harm that a violation by Seller or Shareholders of any of the covenants, agreements or obligations arising under this Section 6.2 would cause Purchaser or its Affiliates, Seller and Shareholders agree that in addition to any other remedies or relief afforded by law, a preliminary and permanent injunction against an actual or threated violation of violations may be issued against Seller and/or any Shareholder without showing actual monetary damages or posting of a bond or other security. In the event of an action to enforce the covenants in this Section 6.2, Purchaser and its Affiliates will be entitled to be reimbursed by Seller and/or any Shareholder for reasonable attorneys’ fees and other expenses incurred by Purchaser or its Affiliates with respect to such enforcement action if Purchaser or its Affiliates is the prevailing party therein. Likewise, In the event of an action to enforce the covenants in this Section 6.2, Seller and Shareholders will be entitled to be reimbursed by Purchaser and its Affiliates for reasonable attorneys’ fees and other expenses incurred by Seller and Shareholders with respect to such enforcement action if Seller and Shareholders are the prevailing party or parties therein.

Section 6.3.    Seller/Shareholders Closing Deliveries. At the Closing, Seller and Shareholders shall deliver (or cause to be delivered) to Purchaser each of the following:

(a)	The Assets;

(b)	The original Bill of Sale and Assignment of the Assets together with a duly executed in form and substance as set forth on Exhibit O, attached hereto and incorporated herein (the "Bill of Sale");

27

(c)	A certificate of the Secretary of Seller attaching and certifying as to authorizing resolutions of Shareholders and Seller’s Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in form and substance as set forth on Exhibit P;

(d)	A Certificate of Good Standing for Seller from the states of Texas, Georgia, New Mexico and California;

(e)	the written resignation of Mangadu as an officer or director of Seller or WOSC.

(f)            executed original of the employment agreement with Mangadu;

(g)           executed original of the Earnest Money Escrow Agreement, signed by Seller;

(h)           executed Flow of Funds statement, signed by Seller;

(i)            executed original of consent to assignments of contract, signed by Seller and the other party to the contract, with respect to each and all Contracts to which Purchaser believes consent by such other parties required for assignment of such Contract under this Agreement, with such document to be form and substance mutually satisfactory to such parties, in form and substance as set forth on Exhibit Q (the "Assignment of Contract").

(j)            a certificate (dated as of the Closing Date and in form and substance as set forth on Exhibit R), executed on behalf of Seller and Shareholders, by an executive officer of Seller, certifying as to the fulfillment of the conditions set forth in Section 6.1 as applicable to Seller and/or any Shareholder;

(k)           executed original of an estoppel certificate, in form and substance consistent with Exhibit S, and otherwise reasonably satisfactory to the Parties, from the Landlord, confirming the status of the Lease, the lack of any default under the Lease, and other matters typical of a landlord estoppel certificate (the "Landlord Estoppel Certificate");

(l)            executed original of a statement signed by United Bank that all loans have been repaid, that it will not object to the transfer of the Assets and that the Assets are no longer encumbered;

(m) executed original of the termination agreement of Lease, signed by Seller and Landlord;

(n)           actual or constructive delivery of all of the Assets, including any keys, codes, files and Business Information;

(o)           copies of the audited Financial Statements as of December 31, 2018 and December 31, 2017 for the periods then ended, with an unqualified opinion of an independent public accounting firm and including all applicable notes as required by GAAP;

(p)           copies of the unaudited Interim Financial Statements;

(q)           an updated Schedule 3.10(a) showing all accounts receivable as of the Effective Date and an updated Schedule 3.10(b) showing all accounts payable as of the Effective Date;

(r)            executed letter terminating any arrangements between Seller and/or the Business and Wholly Owned Subsidiary Corporation as of the Closing Date, signed by Seller;

28

(s)           executed letter terminating any accounting services arrangements between Seller and/or the Business and Jones & Company as of the Closing Date, signed by Seller;

(t)            an opinion of counsel to the Seller that the Seller and Shareholders have taken the appropriate steps to actions to enter into this Agreement and the transactions contemplated thereby; and

(u)           a written calculation of the Working Capital as of the Effective Date.

Section 6.4.   Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver (or cause to be delivered) to Seller, or the Escrow Agent as applicable, each of the following:

(a)            the Cash Consideration due at Closing in the form of a wire transfer to an account designated in writing by Seller;

(b)           executed Flow of Funds statement signed by Purchaser;

(c)            executed originals of the employment agreement with Mangadu signed by Purchaser;

(d)           executed original of the Earnest Money Escrow Agreement, signed by Purchaser; and

(e)           a certificate dated the Closing Date and in form and substance as set forth on Exhibit U, executed on behalf of Purchaser, by an executive officer of Purchaser, certifying as to the fulfillment of the conditions set forth in Section 6.1 (a)-(c) as applicable to Purchaser.

Section 6.5. Full Access. Seller and each of the Shareholders agree that, after Closing, they will furnish to Purchaser any additional information within their respective possession relating to the Assets or the Business as may be reasonably requested from time to time upon reasonable notice.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1     Operation of the Business Post-Closing. Purchaser shall not have any obligation to support the generation of Qualifying Revenue or attainment of Gross Margin during the Three-Year Period or otherwise after the Closing Date. The management and operations of the Business and the sale of products, from and after the Closing Date, will be at Purchaser’s sole discretion; provided, however, that Purchaser shall not take any actions the primary purpose or effect of which is (1) to prevent Seller and Shareholders from receiving all or part of the Earn-Out Consideration, or (2) to delay the recognition of Qualifying Revenue so that it is not included in the calculation of the Earn-Out Period. To the extent that Purchaser is found to be in breach of its obligations under this Section 7.1, the sole and exclusive remedy will be the re-calculation of the Earn-Out Consideration for the applicable Earn-Out Period, including (without duplication of amounts previously included) in the calculation of Qualifying Revenue and Gross Margin for such period the amounts that would have been recognized in respect of any such sales in the absence of such breach, and the payment by Purchaser of the excess, if any, of such recalculated Earn-Out Consideration over the amount previously paid plus interest on such amount at a rate of 3.25% per annum accrued from the date that such Earn-Out Consideration should have been paid to the date of payment.

29

(a)           If Seller or any of the Shareholders believes that Purchaser may have breached this Section 7.1, they shall notify Purchaser immediately in writing of the purported action. Purchaser shall have thirty (30) calendar days from receipt of such notice to cure the action. If any Party disputes any such action after the lapse of the cure period, a Party may submit the dispute to final and binding arbitration before a single arbitrator in Denver, Colorado in accordance with the rules of the American Arbitration Association. The Parties shall split all costs of such arbitration in equal parts and the costs of their counsel independently. Judgment on the award may be entered in any court having jurisdiction.

Section 7.2.     Trade Name. Immediately after the Closing Date, Seller and Shareholders shall cease to use the name “Ross Optical Industries” or any variation thereof, and shall permit Purchaser to register such name as a trademark.

Section 7.3.      ITAR. Immediately after the Closing Date, Purchaser and Seller shall take all the necessary steps to effect a transfer of all ITAR licenses from Seller to Purchaser.

Section 7.4     Post-Closing Financial Statement Preparation. Seller agrees to assist Purchaser in a timely manner with preparation of Seller’s pre-closing historical interim financial statements for periods other than those represented by the Interim Financial Statements, as required by and upon any reasonable request made by Purchaser after Closing.

Section 7.5     State Registrations and Filings. Within 25 calendar days of Closing, Seller shall prepare all reports and filings necessary to bring the Seller and the Business in compliance with the States of California and New Mexico in respect to state registration and good standing, state tax compliance and employment reporting, including but not limited to tax filings, withholding reports and unemployment reports. In the event Seller fails to come into compliance in accordance with the foregoing, Purchaser may file any such reports and pay any taxes, fines or other expenses with the respective States and may deduct any expenses incurred from the Holdback Amount.

ARTICLE VIII

TERMINATION

Section 8.1.      Termination. This Agreement may be terminated prior to or in the absence of the Closing as follows:

(a)           by the written agreement of Purchaser and Seller;

(b)           by either Party, if a final non-appealable Order is in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)           by Purchaser, if Seller or any of the Shareholders materially breaches any representation, warranty, covenant or agreement set forth in this Agreement or in any instrument executed in connection with the transactions contemplated by this Agreement that would be reasonably likely to prevent the Closing from occurring in accordance with this Agreement on or before the Closing Date;

(d)           by Purchaser, if Closing does not occur by the Closing Date, unless the failure of such occurrence is due to the failure of Purchaser to perform or observe its agreements as set forth in this Agreement required to be performed or observed on or before the Closing Date;

(e)            by Seller, if Purchaser materially breaches any representation, warranty, covenant or agreement set forth in this Agreement or in any instrument executed in connection with the transactions contemplated by this Agreement that would be reasonably likely to prevent the Closing from occurring in accordance with this Agreement;

30

(f)            by either Party, if the Parties cannot reasonably reach agreement regarding matters for which this Agreement requires such agreement after the date of this Agreement;

(g)           by either Party, if the form and substance of any document to be signed at Closing which is required to be prepared hereafter cannot be reasonably agreed upon by the Parties thereto;

(h)           by Purchaser, if a delivery by Seller or any Shareholder under Section 6.4 is not performed;

(i)            by Seller, if a delivery by Purchaser under Section 6.5 is not performed;

(j)            by a Party, if a condition under Section 6.1 is not satisfied for reasons outside such Party's control;

(k)           by Seller, if Closing does not occur by the Closing Date, unless the failure of such occurrence is due to the failure of Seller or any Shareholders to perform or observe their agreements as set forth in this Agreement required to be performed or observed on or before the Closing Date; and

(l)            by Purchaser, pursuant to Section 8.3.

Section 8.2.  Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, and the transactions contemplated by this Agreement are not consummated, this Agreement will become null and void and of no further force and effect, except (a) for this Section 8.2, (b) for Section 5.4 (if applicable), and Section 8.4 and (c) that the termination of this Agreement for any cause will not relieve any Party to this Agreement from any Liability that at the time of termination had already accrued to any other Party to this Agreement or that thereafter may accrue in respect of any act or omission of such Party prior to such termination.

Section 8.3.   Special Purchaser Termination Rights. Purchaser may terminate this Agreement at any time without any Liability accruing for such termination (a “Termination for Cause”): (i) upon the filing or threat of filing of a Legal Proceeding against Seller or any Shareholder relating to the transactions contemplated by this Agreement, (ii) if a substantial casualty occurs with respect to any material Assets, (iii) if negative publicity occurs with respect to Seller or the Business, (iv) Seller or the Business is found by a Governmental Authority to have violated any material term of a Permit, (v) if any Governmental Authority initiates an investigation or Legal Proceeding against the Business, Seller or any Shareholder, or (vi) if there is any material inaccuracy in the audited Financial Statements, the Interim Financial Statements, the financial information provided during due diligence or other material business records of Seller, any Shareholders, or the Business.

Section 8.4.    Return of Confidential Information. If this Agreement is terminated in accordance with Section 7.1, and the transactions contemplated by this Agreement are not consummated, (a) Purchaser will (and will cause each of its related Persons, agents and representatives to) return to Seller or destroy all confidential or proprietary information of Seller in its possession and certify such return or destruction to Seller and (b) Seller will (and will cause each of its related Persons, agents and representatives to) return to Purchaser or destroy all confidential or proprietary information of Purchaser in their possession and certify such return or destruction to Purchaser.

ARTICLE IX

INDEMNIFICATION

Section 9.1.    Indemnification by Seller and Shareholders. Subject to the other provisions of this Article IX, Seller and Shareholders will jointly and severally defend, indemnify and hold Purchaser and its Affiliates, and their respective officers, directors, shareholders, and beneficial and legal owners (whether direct or indirect), directors, officers, employees, consultants, agents and representatives (collectively, the “Indemnitees”) harmless from and against any and all Claims and Losses suffered by any Indemnitee arising from or relating to:

31

(a)           any facts that constitute, or any allegations that if true would constitute, a breach of any representation or warranty made by Seller or any Shareholders in this Agreement or in any certificate or other document required to be executed and delivered by Seller or any Shareholders pursuant to this Agreement; and/or

(b)           any facts that constitute, or any allegations that if true would constitute, a breach or default in the performance of any covenant, obligation or agreement of Seller or any Shareholders pursuant to this Agreement or any certificate or other document required to be executed and delivered by them pursuant to this Agreement.

Section 9.2.     Materiality. With respect to any claim for indemnification under this Article IX relating to a breach (or alleged breach) of a representation or warranty that may only be considered breached if the defect, inaccuracy, mistake or misrepresentation is material, the materiality of such defect, inaccuracy, mistake or misrepresentation will be considered for purposes of determining whether a breach of such representation and warranty has occurred, but will not be considered in determining the amount of the Losses arising out of such breach.

Section 9.3.    Survival of Representations and Warranties. The representations and warranties of Seller or any of the Shareholders set forth in this Agreement will survive the execution and delivery of this Agreement and the Closing until the three (3) year anniversary of the Closing Date, except that (a) if the violation of any representation or warranty would constitute a violation of any Law, such representation or warranty will survive until thirty (30) calendar days after expiration of the statute of limitations applicable to such violation and (b) any representation or warranty the violation of which is made the basis of a Claim for indemnification pursuant to this Article IX will survive until such Claim is finally resolved if Purchaser notifies Sellers of such Claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to Section 9.1(a) based on the breach or alleged breach of a representation or warranty may be asserted by Purchaser after the date on which such representation or warranty expires.

Section 9.4.     Notice and Resolution of Claims.

(a)           Notice. Each Indemnitee must provide written notice within five (5) Business Days to Seller and each Shareholder (collectively, the “Indemnifying Parties”) after obtaining Knowledge of any claim that it may have pursuant to Section 9.1 (whether for its own Losses or in connection with a Third Party Claim); provided that the failure to provide reasonably prompt notice will not limit the rights of an Indemnitee to indemnification hereunder except to the extent that such failure materially increases the dollar amount of any such claim for indemnification or materially prejudices the ability of the Indemnifying Party to defend such claim. Such notice will set forth in reasonable detail the claim and the basis for indemnification.

(b)           Right to Assume Defense. With respect to a claim for indemnity that arises from a Third Party Claim, the Indemnifying Parties will have thirty (30) calendar days after receipt of notice to assume the conduct and control of the settlement or defense of such Third Party Claim, through counsel reasonably acceptable to the Indemnitee and at the expense of the Indemnifying Parties, if (i) the Indemnifying Parties acknowledge their obligation to indemnify the Indemnitee for any Losses resulting from such Third Party Claim, (ii) the Third Party Claim does not seek to impose any Liability on the Indemnitee other than for monetary damages and (iii) the Third Party Claim does not relate to the Indemnitee’s relationship with its customers or employees. The Indemnitee may participate in such defense or settlement through its own counsel, but such separate counsel will be at its own expense unless the conditions set forth above are not satisfied or unless one or more defenses, claims or counterclaims are available to the Indemnitee that conflict with one or more defenses, claims or counterclaims available to the Indemnifying Party. In no event, however, will the Indemnifying Parties be liable for the fees and expenses of more than one separate counsel of the Indemnitee.

(c)           Obligations Following Assumption of Defense. If the Indemnifying Parties assume the defense of a Third Party Claim, it must take all steps necessary to investigate and defend or settle such Third Party Claim and will hold the Indemnitee harmless from and against all Losses caused by or arising out of any settlement approved by the Indemnifying Parties or any judgment entered in connection with such Third Party Claim. Without the written consent of the Indemnitee, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnitee by the claimant or plaintiff making the Third Party Claim.

32

(d)           Failure to Assume Defense. Failure by the Indemnifying Parties to notify the Indemnitee of their election to assume the defense of any Third Party Claim within thirty (30) calendar days after their receipt of notice thereof pursuant to Section 9.4(a) will be deemed a waiver by the Indemnifying Parties of their right to assume the defense of such Third Party Claim. In such event, the Indemnitee may defend against such Third Party Claim in any manner it deems appropriate. The Indemnitee may settle such Third Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

(e)           Payment of Indemnity. Upon final agreement by the Parties or the entry of a final, non-appealable order by a court of competent jurisdiction that an Indemnitee is entitled to indemnification under this Article IX, the Indemnifying Party must promptly pay or reimburse, as appropriate, the Indemnitee for all Losses to which it is entitled to be indemnified hereunder.

ARTICLE X

TAX MATTERS

Seller and Shareholders shall be responsible for preparing and filing the 2018 Tax Returns for the Business. Purchaser, Seller and Shareholders shall, and shall cause their respective representatives and agents to, provide any requesting Party to this Agreement with such assistance and documents, as may be reasonably requested by such Party in connection with (a) the preparation of any Tax Return of or relating to Seller, (b) the conduct of any audit relating to Liability for or refunds or adjustments with respect to Taxes and (c) any other Tax-related matter that is a subject of this Agreement. Such cooperation and assistance will be provided to the requesting Party promptly upon its request. The requesting Party shall bear any expenses, fees or costs of such request.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Headings. Article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 11.2 Article, Section, Schedule and Exhibit References. Except as otherwise specifically provided, any reference to any article, section, schedule or exhibit will be deemed to refer to such article or section of or schedule or exhibit to this Agreement.

Section 11.3.  Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” does not exclude any of the items described. The term “include,” or any derivative of such term, does not mean that the items following such term are the only types of such items. The representations, warranties, covenants, and obligations of Seller hereunder shall be joint and several.

Section 11.4. Drafting. Neither this Agreement nor any provision contained in this Agreement may be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.

Section 11.5. Entire Agreement. This Agreement represents, and is intended to be, a complete statement of all of the terms and the arrangements between the Parties to this Agreement with respect to the matters provided for in this Agreement, and supersedes any and all previous oral or written and all contemporaneous oral agreements, understandings, negotiations and discussions between the Parties to this Agreement with respect to those matters.

33

Section 11.6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement will be brought solely in a state district court of competent jurisdiction sitting in Denver, Denver County, Colorado. The Parties agree to enter into mediation prior to trial in any suit, action, or proceeding arising out of or relating to this Agreement.

SECTION 11.7 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.8.  Expenses.

(a)           Except as otherwise expressly provided in this Agreement and regardless of whether the transactions contemplated in this Agreement are consummated, each of the Parties to this Agreement will bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants, financial advisors and other experts), incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and thereby.

(b)           If attorneys’ fees or other costs are incurred to secure performance of any obligation under this Agreement, to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

Section 11.9. Notices. All notices, requests, demands and determinations under this Agreement (other than routine operational communications) must be in writing and will be deemed duly given: (a) when delivered by hand, (b) one day after being given to an express courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this provision or (d) five days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below. A Party may from time to time change its address or designee for notification purposes by giving the other written notice of the new address or designee and the date upon which it will become effective.

If to Purchaser:	Precision Optics Corporation, Inc,
22 East Broadway
Gardner, Massachusetts 01440

with a copy to:

Trombly Business Law, P.C.
Attn: Amy Trombly
1314 Main Street, Suite 102
Louisville, Colorado 80027
Email: [___]

If to Seller:	[Seller or its successor entity]
c/o Steele Jones
[___]

34

with a copy to:

W. Dean Hester
Ainsa Hutson Hester & Crews LLP
5809 Acacia Circle
El Paso, Texas 79912-4859
Facsimile: (915) 845-7800
Email: [___]

If to Shareholders:	Edward Ross
[___]

Divaker Mangadu
[___]

Steele Jones
[___]

with a copy to:

W. Dean Hester
Ainsa Hutson Hester & Crews LLP
5809 Acacia Circle
El Paso, Texas 79912-4859
Facsimile: (915) 845-7800
Email: [___]

Section 11.10. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.

Section 11.11. Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement will create or be deemed to create any Third Party beneficiary rights in any Person not Party to this Agreement except to the extent such obligations are specifically assumed. No assignment of this Agreement or of any rights or obligations under this Agreement may be made by any Party, other than by operation of Law, without the prior written consent of each of the other Parties to this Agreement and any attempted assignment without such required consents will be void; provided, however, that Purchaser may assign to one or more of its Affiliates any or all of its rights under this Agreement without the prior written consent of any other Parties, but no such assignment by Purchaser will release Purchaser from any of its obligations under this Agreement. The obligations of Seller and Shareholders herein shall be joint and several.

35

Section 11.12. Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, Seller and Shareholders. Except as otherwise provided in this Agreement, no action (other than a waiver) taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any Party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided in this Agreement, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 11.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first above written.

“Shareholders”
Spouses:

/s/ Sammie Blankenship Ross		/s/ Edward Ross
Name: SAMMIE BLANKENSHIP ROSS		EDWARD ROSS

/s/ Thenral Mangadu		/s/ Divaker Mangadu
Name: THENRAL MANGADU		DIVAKER MANGADU

/s/ Leslie Jones		/s/ Steele Jones
Name: LESLIE JONES		STEELE JONES

"Seller"

ROSS OPTICAL INDUSTRIES, INC.

	By:	/s/ Divaker Mangadu
	Name:	Divaker Mangadu
	Title:	President

“Purchaser”

PRECISION OPTICS CORPORATION, INC.

	By:	/s/ Joseph Forkey
	Name:	Joseph Forkey
	Title:	Chief Executive Officer

36